EXHIBIT 99.1

NEWS RELEASE	Contact: Richard T. Marabito Chief Financial Officer Telephone: (216) 292-3800 Fax: (216) 292-3974
OLYMPIC STEEL, INC. COMPLETES ACQUISITION OF
TINSLEY GROUP — PS&W, INC.
     Cleveland, Ohio — (June 5, 2006) Olympic Steel, Inc., (Nasdaq: ZEUS), a national steel service center, reported today that on June 2, 2006, it completed the purchase of Tinsley Group — PS&W, Inc. (“PS&W”), an indirect subsidiary of Eliza Tinsley Group PLC, an English company, pursuant to a purchase of all of its shares of outstanding capital stock.
     PS&W is a full service fabricating company that utilizes burning, forming, machining, and painting equipment to produce a wide variety of fabrications for large original equipment manufacturers of heavy construction equipment. PS&W was founded in 1990, and currently operates two facilities located in Siler City and Seagrove, North Carolina.
     The purchase price for the acquisition of the stock of PS&W was $10,080,000 in cash, subject to a post-closing net working capital adjustment.
     Founded in 1954, Olympic Steel is a leading U.S. steel service center focused on the direct sale and distribution of large volumes of processed carbon, coated and stainless flat-rolled sheet, coil and plate steel products. Headquartered in Cleveland, Ohio, the Company operates 12 facilities. For further information, visit the Company’s web site at http://www.olysteel.com.
     It is Olympic Steel’s policy not to endorse any analyst’s sales or earnings estimates. Forward-looking statements in this release, if any, are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are typically identified by words or phrases such as “may,” “will,” “should,” “expect,” “anticipate,” “intend,” “plan,” “believe,” “estimate,” “potential,” or “continue,” as well as the negative of these terms or other similar expressions. Such forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those projected. Readers are cautioned not to place undue reliance on these forward-looking statements that speak only as of the date hereof.
     Such risks and uncertainties include, but are not limited to: general and global business, economic and political conditions; our ability to realize anticipated benefits, and the competitive position of PS&W after the acquisition; the possibility that costs or difficulties related to this acquisition will be greater than expected, the possibility that benefits from the acquisition may be lower or take longer to realize than expected; disruptions from the acquisition may make it difficult for PS&W or us to maintain relationships with our respective customers, employees, or suppliers; competitive factors such as the availability and pricing of steel, industry inventory levels, and rapid fluctuations in customer demand and pricing; the cyclicality and volatility within the steel industry; the adequacy of PS&Ws information technology and business system software; customer, supplier, and competitor consolidation or insolvency; and other factors described in our filings with the Securities and Exchange Commission. Olympic Steel undertakes no obligation to publicly update forward-looking statements, whether as a result of new information, future events or otherwise, except to the extent required by law. You are advised, however, to consult any further disclosures Olympic Steel makes on related subjects in its reports filed with or furnished to the Securities and Exchange Commission.